October 15, 2018

Rouven Bergmann
Chief Financial Officer
Medidata Solutions, Inc.
350 Hudson Street
9th Floor
New York, NY 10014

       Re: Medidata Solutions, Inc.
           Form 10-K for the Year Ended December 21, 2017
           Filed February 28, 2018
           Form 10-Q for the Quarter Ended March 31, 2018
           Filed May 4, 2018
           File No. 001-34387

Dear Mr. Bergmann:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services
cc:    Randy Rasmussen